Exhibit 3.1
Pro Forma Restated Articles of Organization reflecting Articles of Amendment dated May 16, 2022.

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation:        Eastern Bankshares, Inc.            001419006

(2) Registered office address:        265 Franklin Street, Boston, MA 02110

(3) Date adopted:                October 8, 2020

(4) Approved by:

(check appropriate box)

☐    the directors without shareholder approval and shareholder approval was not required;

OR

☑    the board of directors and the shareholders in the manner required by G. L. Chapter 156D and the corporation’s articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G. L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I
The exact name of the corporation is:

Eastern Bankshares, Inc.

ARTICLE II
Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

The purpose of the Corporation is to engage in the following business activities: to buy, sell, deal in, or hold securities of every kind and description; to operate as a holding company of one or more depository institutions and to carry on any business permitted to such business permitted to corporations organized under Chapter 156D of the Massachusetts General Laws ass now in force or hereafter amended.

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.
** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation

ARTICLE III
State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
Preferred	50,000,000	Common	1,000,000,000	0.01

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE IV
Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. Th e articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Appendix A.

ARTICLE V
The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

See Appendix B.

ARTICLE VI
Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Appendix C.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

* G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII
The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidated all amendments in to a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forht in these restated articles unless cotnained in the text of the amendment.

Specify the number(s) of the articles being amended: II, III, IV, V, VI

Signed by:    /s/ Kathleen C. Henry
(signature of authorized individual)

☐     Chairman of the board of directors,
☐     President,
☑     Other officer, Executive Vice President, General Counsel and Corporate Secretary
☐     Court- appointed fiduciary

on this 5th day of     October    , 2020.

APPENDIX A
TO
ARTICLES OF ORGANIZATION OF
EASTERN BANKSHARES, INC.
ARTICLE IV
CAPITAL STOCK

4.1 CAPITAL STOCK. Shares may be issued by Eastern Bankshares, Inc. (the “CORPORATION”) from time to time by a vote of its Board of Directors without the approval of its shareholders. Upon payment of lawful consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

Shareholders shall have no preemptive rights except as may be provided expressly in any series of preferred stock.

A description of the different classes and series of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

4.1.1. COMMON STOCK. Except as provided by law or in this Article IV (or in any supplemental section hereto or in any certificate of designation of any series of preferred stock) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of members of the Board of Directors of the Corporation (“DIRECTORS”) or other matter submitted to shareholders for vote.

Except as otherwise expressly provided in the resolutions or votes creating a series of preferred stock, or where (notwithstanding the provisions of these Articles) a separate class vote is conferred by law on any class or series of stock, the holders of common stock shall vote together with the holders of the preferred stock, if any, outstanding and entitled to vote, as one class.

If there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of a sinking fund or a retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preference over the common stock in the event of liquidation, dissolution or winding up of the Corporation the full preferential amounts to which they are respectively entitled and distributions or provision for distributions in settlement of the Liquidation Account established by the Corporation as described in Section 4.2 herein, the holders of the common stock, and of any class or series of stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.

4.1.2 PREFERRED STOCK. The Board of Directors of the Corporation is authorized, by vote or votes from time to time adopted, to provide for the issuance of preferred stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations, and restrictions thereof, including, but not limited to, determination of one or more of the following:

(a)The distinctive serial designation and the number of shares constituting such series;

(b)The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

(c)The voting powers, if any, of shares of such series;

(d)Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(e)The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f)Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemable or purchased through the application of such fund;

(g)Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)The price or other consideration for which the shares of such series shall be issued;

(i)Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock; and

(j)Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as are permitted by law and as the Board of Directors of the Corporation may deem advisable.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Subject to the authority of the Board of Directors as set forth in subsection (i) above, any shares of preferred stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued preferred stock under this Section 4.1.2.

Except as specifically provided in these Articles, the holders of preferred stock or common stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of preferred stock authorized by and complying with the conditions of these Articles, and subject to the authority of the Board of Directors or any authorized committee thereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.

Unless otherwise provided by law, any such vote shall become effective when the Corporation files with the Secretary of the Commonwealth of Massachusetts a certificate of designation of any one or more series of preferred stock signed by the President or any Vice President and by Secretary or Assistant Secretary of the Corporation, setting forth a copy of the vote of the Board of Directors establishing and designating the series and fixing and determining the relative rights and preferences thereof, the date of adoption of such vote and a certification that such vote was duly adopted by the Board of Directors.

4.2 LIQUIDATION ACCOUNT. Under regulations of Board of Governors of the Federal Reserve System and the Massachusetts Division of Banks, the Corporation must establish and maintain a liquidation account (the “LIQUIDATION ACCOUNT”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion of Eastern Bank Corporation, as may be amended from time to time (the “PLAN OF CONVERSION”). In the event of a complete liquidation involving (i) the Corporation or (ii) Eastern Bank, the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve System and the Massachusetts Division of Banks and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

APPENDIX B
TO
ARTICLES OF ORGANIZATION OF
EASTERN BANKSHARES, INC.
ARTICLE V
LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK

5.1. BENEFICIAL OWNERSHIP LIMITATION.

5.1.1 APPLICABILITY OF SECTION. The provisions of this Section 5.1 shall become effective upon (i) the consummation of the conversion of Eastern Bank Corporation into stock holding company form (the “CONVERSION”) and (ii) the related public stock offering by the Corporation (the date on which the Conversion occurs being referred to as the “EFFECTIVE DATE”). Any capitalized term used but not otherwise defined in this Section 5.1 shall have the respective meaning set forth in Section 5.1.8.

5.1.2 PROHIBITIONS RELATING TO BENEFICIAL OWNERSHIP OF VOTING STOCK. No Person other than the Corporation, any Subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or any Subsidiary for the benefit of the employees of the Corporation or any Subsidiary (or any trust or custodial arrangement established in connection with any such plan) shall directly or indirectly offer to acquire or acquire the Beneficial Ownership of more than ten percent (10%) of the issued and outstanding Voting Shares (including any securities convertible into, or exercisable for, Voting Shares) if, after conversion or exercise by such Person of all such convertible or exercisable securities of which such Person is the Beneficial Owner, such Person would be the Beneficial Owner of more than ten percent (10%) of the issued and outstanding Voting Shares. Any Person so prohibited who directly or indirectly acquires or holds the Beneficial Ownership of more than ten percent (10%) of the issued and outstanding Voting Shares in violation of this Section 5.1.2 shall be subject to the provisions of Section 5.1.3 and Section 5.1.4 herein. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any Voting Shares to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the Beneficial Owner of, more than 10% of the Voting Shares.

5.1.3 EXCESS SHARES. If, notwithstanding the foregoing prohibition, a Person subject to the foregoing prohibition shall voluntarily or involuntarily become or attempt to become the purported Beneficial Owner (the “PURPORTED OWNER”) of Voting Shares in excess of 10% of the issued and outstanding Voting Shares, (i) during the period of three (3) years following the Effective Date (the “INITIAL PERIOD”), the number of shares in excess of ten percent (10%) shall be deemed to be “EXCESS SHARES,” and shall not be counted as shares entitled to vote, shall not be voted by any Person or counted as Voting Shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote; or (ii) following the Initial Period, the holder of any Excess Shares shall be entitled to cast only one one-hundredth (1/100) of one vote per share for each Excess Share.

5.1.4 NOTATION ON CERTIFICATES. The restrictions set forth in this Article V shall be noted conspicuously on every certificate evidencing ownership of one or more Voting Shares.

5.1.5 POWERS OF THE BOARD OF DIRECTORS.

(a) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by the Bylaws of the Corporation or otherwise, regulations and procedures not inconsistent with the express provisions of this Section 5.1 for the application, administration and implementation of the provisions of this Section 5.1.

(b) When it appears that a particular Person has become a Purported Owner of Excess Shares in violation of Section 5.1.2 and Section 5.1.3, or of the regulations or procedures of the Board of Directors with respect to this Section 5.1, and that the provisions of this Section 5.1 require application, interpretation or construction, then a majority of the Independent Directors (as defined in Section 6.1.4 of these Articles) shall have the power and duty to interpret all of the terms and provisions of this Section 5.1 and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Section 5.1, including, without limitation, (i) the number of Voting Shares beneficially owned by any Person or Purported Owner, (ii) whether a Person or Purported Owner is an Affiliate or Associate of, or is acting in concert with, any other Person or Purported Owner, (iii) whether a Person or Purported Owner has an agreement, arrangement or understanding with any other Person or Purported Owner as to the voting or disposition of any Voting Shares, (iv) the application of any other definition or operative provision of this Section 5.1 to the given facts or (v) any other matter relating to the applicability or effect of this Section 5.1.

(c) The Board of Directors, by the affirmative vote of a majority of the Independent Directors, shall have the right to demand that any Person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record Voting Shares beneficially owned by any Person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with information as to (x) the record owner(s) of all Voting Shares beneficially owned by such Person or Purported Owner and (y) any other factual matter relating to the applicability or effect of this Section 5.1 as may reasonably be requested of such Person or Purported Owner.

(d) Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this Section 5.1, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, and no shareholder shall have the right to challenge any such application, interpretation, construction or determination.

5.1.6 SEVERABILITY. In the event any provision (or portion thereof) of this Section 5.1 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section 5.1 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Section 5.1 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Purported Owners, if any, notwithstanding any such finding.

5.1.7 EXCLUSIONS. This Section 5.1 shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter’s or underwriters’ behalf, in connection with a public offering of the common stock of the Corporation; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the Beneficial Ownership interests of the Corporation’s shareholders, other than pursuant to the exercise of any dissenters’ appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, one percent (1%) of the issued and outstanding shares of such class of equity or convertible securities.

5.1.8 DEFINITIONS. For the purposes of these Articles:

(a) “AFFILIATE” and “ASSOCIATE” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles.

(b) “BENEFICIAL OWNERSHIP” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act (as that term is defined in Section 6.1.3(b)(8) of these Articles) as in effect on the date of filing of these Articles; provided, however, that a Person shall, in any event, also be deemed to be a “BENEFICIAL OWNER” of any Voting Shares:

(1) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act, as in effect on the date of filing of these Articles; or

(2) which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in Section 6.1.2 of these Articles) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner), or (c) the right to dispose of or transfer; or

(3) which are beneficially owned, directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement,

arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

provided, however, that (1) no Director or executive officer of this Corporation (“Officer”) (and no Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Director’s or Officer’s acting in his or her capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by another such Director or Officer (or any Affiliate thereof), and (2) neither any employee stock ownership plan or similar plan of the Corporation or any Subsidiary, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of its capacity as such trustee), shall be deemed, for any purposes hereof, to beneficially own any Voting Shares held under any such plan.

For purposes of computing the percentage beneficial ownership of Voting Shares of a Person, the outstanding Voting Shares shall include shares deemed owned by such Person through application of this Section 5.1.8(b) but shall not include any other Voting Shares which may be issuable by this Corporation pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(c) A “PERSON” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

(d) “SUBSIDIARY” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(e) “VOTING SHARES” means the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

APPENDIX C
TO
ARTICLES OF ORGANIZATION OF
EASTERN BANKSHARES, INC.

ARTICLE VI
MISCELLANEOUS

6.1. CERTAIN BUSINESS COMBINATIONS.

6.1.1 VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by Chapter 156D of the General Laws of Massachusetts (or any successor statutory provision) (the “ACT”) or these Articles, and except as otherwise expressly provided in Section 6.1.3 of these Articles, any Business Combination (as defined in Section 6.1.2) shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding Voting Shares, voting together as a single voting group. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of these Articles (other than Section 6.1.3) or any amendment of designation or in any agreement with any national securities exchange or otherwise.

6.1.2 BUSINESS COMBINATION DEFINED. The term “BUSINESS COMBINATION” as used in this Article VI shall mean:

(a) any merger or consolidation of the Corporation or any Subsidiary (as defined in Section 6.1.4(h)) with (a) any Interested Shareholder (as defined in Section 6.1.4(g)) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Interested Shareholder or an Affiliate (as defined in Section 5.1.8(a)) of an Interested Shareholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as defined in Section 6.1.4(d)) equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries; or

(c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof (established with the approval of a majority of the Independent Directors (as defined in Section 6.1.4(f)); or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(e) any reclassification of securities (including any reverse share split) or recapitalization of the Corporation or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

6.1.3 WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section 6.1.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as may be required by law or by any other provision of these Articles, if either (i) the condition specified in Section 6.1.3(a) is met or (ii) all of the conditions specified in Section 6.1.3(b) are met:

(a) APPROVAL BY INDEPENDENT DIRECTORS. The Business Combination shall have been approved by two-thirds (2/3) of the Independent Directors then in office, it being understood that this condition shall not be capable of satisfaction unless there is at least one Independent Director.

(b) PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

(1) The aggregate amount of the cash and the Fair Market Value of Consideration Other Than Cash (as such term is defined in Section 6.1.4(c)), determined as of the date of the consummation of the Business Combination, to be received per share by holders of Common Shares (as defined in Section 6.1.4(b)) in such Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any Common Shares acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “ANNOUNCEMENT DATE,” determined in accordance with Section 6.1.4(a)) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(B) the Fair Market Value per share of Common Shares of the Corporation on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “DETERMINATION DATE”), whichever is higher.

(2) The aggregate amount of the cash and the Fair Market Value of Consideration Other Than Cash, determined as of the date of the consummation of the Business Combination, to be received per share by holders of shares of any class of outstanding Voting Shares other than the Common Shares shall be at least equal to the highest of the following (it being intended that the requirements of this Section 6.1.3(b)(2) shall be required to be met with respect to each such other class of outstanding Voting Shares, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Shares):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any shares of such class of Voting Shares acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(C) the Fair Market Value per share of such class of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher.

(3) The holders of all outstanding Voting Shares not beneficially owned by the Interested Shareholder immediately prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares meeting all of the terms and conditions of this Section 6.1.3(b); provided, however, that the failure of any shareholders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this Section 6.1.3(b)(3) from being satisfied.

(4) The consideration to be received by holders of any particular class or, if outstanding, any particular series of outstanding Voting Shares (including Common Shares) shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class or series of Voting Shares. If the Interested Shareholder or any of its Affiliates has paid for shares of any class or any series of Voting Shares with varying forms of consideration, the form of consideration to be received per share by holders of such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares previously acquired by the Interested Shareholder or any of its Affiliates.

(5) The prices determined in accordance with Section 6.1.3(b) shall be subject to appropriate adjustment in the event any share dividend, shares split, combination of shares or similar event.

(6) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of any such Business Combination: (a) except as shall have been approved by two-thirds (2/3) of the Independent Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding shares having preference over the Common Shares as to dividends or liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by two-thirds (2/3) of the Independent Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse shares split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Shares, unless the failure to increase such annual rate is approved by two-thirds (2/3) of the Independent Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the Beneficial Owner of any additional Voting Shares except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(7) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(8) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain, if a majority of the Independent Directors so requests, an opinion of a reputable investment banking firm which shall be selected by a majority of the Independent Directors, furnished with all information such investment banking firm reasonably requests and paid a reasonable fee for its services by the Corporation upon the Corporation’s receipt of such opinion, as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of Voting Shares (other than the Interested Shareholder).

6.1.4 CERTAIN DEFINITIONS. For the purpose of these Articles:

(a) ANNOUNCEMENT DATE. For the purposes of determining the “ANNOUNCEMENT DATE,” in the event that the first public announcement of the proposal of the Business Combination is made after the close on such date of any securities exchange registered under the Exchange Act on which any shares of the Voting Shares of the Corporation are traded, or of any other system on which any shares of the Voting Shares of the Corporation are listed, then the Announcement Date shall be deemed to be the next day on which such exchange or quotation system is open.

(b) COMMON SHARES. The term “COMMON SHARES” means shares of the Corporation’s common stock, $0.01 par value per share, referenced in Section 4.1.1.

(c) CONSIDERATION OTHER THAN CASH. In the event of any Business Combination in which the Corporation survives, the phrase “CONSIDERATION OTHER THAN CASH” as used in Section 6.1.3(b)(1) and Section 6.1.3(b)(2) hereof shall include the Common Shares and/or the shares of any other class of outstanding Voting Shares retained by the holders of such shares.

(d) “FAIR MARKET VALUE” means:

(1) in the case of shares, if such shares are admitted to trading on a principal United States securities exchange registered under the Exchange Act, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such reported price is available, the Fair Market Value on the date in question of such a share as determined by the Board of Directors in good faith; and

(2) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of the Independent Directors.

All references to prices and values, including references to “FAIR MARKET VALUE” and “HIGHEST PER SHARE PRICE” shall in each case be adjusted to the extent necessary to reflect an appropriate adjustment for any dividend or distribution in such shares or any share split or reclassification of outstanding shares into a greater number of shares or any combination or reclassification of outstanding shares into a smaller number of shares.

(e) “GROUP ACTING IN CONCERT” means Persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written, oral or otherwise, or Persons acting with conscious parallel behavior, or any “GROUP OF PERSONS” as defined under Section 13(d) of the Exchange Act. When Persons act together for such purpose, their group is deemed to have acquired their shares.

(f) “INDEPENDENT DIRECTOR” means:

(1) at any time when there is no Interested Shareholder, any member of the Board of Directors, and

(2) at any time when there is an Interested Shareholder, any member of the Board of Directors who (i) is not, and was not at any time during the two-year period immediately prior to the date in question, an Affiliate or Associate of the Interested Shareholder, and (ii) either (a) was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder or (b) thereafter received favorable votes for his or her nomination or election as a Director by a majority of the Independent Directors then serving on the Board of Directors.

(g) “INTERESTED SHAREHOLDER” means any Person (other than the Corporation, any Subsidiary or any employee stock ownership plan formed by the Corporation or any Subsidiary) who or which:

(1) is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Shares; or

(2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Shares; or

(3) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and such assignment or succession was not approved by two-thirds (2/3) of the Independent Directors.

(h) SUBSIDIARY. As used in this Section 6.1, “SUBSIDIARY” shall have the meaning set forth in Section 5.1.8(d) of these Articles; provided, however, that for the purposes of the exclusion from the definition of Interested Shareholder set forth in Section 6.1.4(g), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

6.1.5 POWERS OF THE BOARD OF DIRECTORS. A majority of the Independent Directors of the Corporation then in office shall have the power and duty to determine for the purposes of this Section 6.1, on the basis of information known to them after reasonable inquiry (a) whether a Person is an Interested Shareholder; (b) the number or percentage of Voting Shares Beneficially Owned by any Person; (c) whether a Person is an Affiliate or Associate of another; (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries; (e) whether the requirements of Section 6.1.3 have been met with respect to any Business Combination; and (f) any other matters of interpretation arising under this Section 6.1. The good faith determination of a majority of the Independent Directors on such matters shall be conclusive and binding for all purposes of this Section 6.1.

6.1.6 NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this Section 6.1 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

6.1.7 AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or no vote may be specified by law, these Articles or the Bylaws of the Corporation), and in addition to any affirmative vote of the holders of or any other class or series of capital stock of the Corporation or any series of the foregoing then outstanding which is required by law or by or pursuant to these Articles, and the requirement of Section 6.6 that any amendment to these Articles be approved by the Board of Directors, the affirmative vote of the holders of a majority of the Voting Shares not beneficially owned by the Interested Shareholder, voting together as a single voting group, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Section 6.1, if at the time such action is taken there is an Interested Shareholder.

6.2. SHAREHOLDER ACTION GENERALLY. Any action to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of shareholders of the Corporation or by the unanimous consent in writing of all shareholders entitled to vote on the action.

6.3. SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS. Subject to the provisions of Section 6.1 and in addition to any affirmative vote required by the Act or these Articles, any (i) sale, lease or exchange of all or substantially all of the property or assets, including goodwill, of the Corporation, or (ii) merger, share exchange or consolidation of the Corporation with or into any other entity, shall, to the extent approval by the Corporation’s shareholders is required by applicable law or by these Articles, require the affirmative vote of at least two-thirds (2/3) of the total number of votes eligible to be cast by shareholders on such sale, lease or exchange, or merger, share exchange or consolidation, voting together as a single voting group, at a duly constituted meeting of shareholders called expressly for such purpose. The two-thirds (2/3) vote requirement set forth in the previous sentence shall not apply, and only the affirmative vote of a majority of the total number of votes eligible to be cast by shareholders on such matter, voting together as a single voting group, shall be required if the Board of Directors recommends, by the affirmative vote of two-thirds (2/3) of the Directors then in office at a duly constituted meeting of the Board of Directors (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of a majority of the Independent Directors then in office at such meeting), that the shareholders approve such transaction by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such transaction, voting together as a single voting group. The provisions of this Section 6.4 shall not apply to the extent that a higher percentage vote shall be required by law or the provisions of Section 6.1 of these Articles.

6.4. DIRECTORS.

6.4.1 AUTHORITY OF BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

6.4.2. STANDARDS FOR BOARD OF DIRECTORS’ ACTIONS. Members of the Board of Directors of the Corporation, in considering what they reasonably believe to be in the best interests of the Corporation, may consider the interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state, the region and the nation, community and societal considerations, and the long-term and short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

6.4.3 CLASSIFICATION OF DIRECTORS (THROUGH 2027 ANNUAL
MEETING).*

(a)The number of Directors shall be fixed from time to time by the Board of Directors; provided, however, that if at the time of such action there is an Interested Shareholder, such action shall in addition require the affirmative vote of a majority of the Independent Directors then in office.

(b)Through but not including the 2027 annual meeting of shareholders, the Directors, other than those who may be elected by the holders of any other class or series of shares of the Corporation with a separate right to elect Directors, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. At the annual meetings of shareholders held in 2023 and 2024, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. At the 2025 annual meeting of shareholders, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the second year following the year of their election. At the 2026 annual meeting of shareholders, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the next annual meeting of shareholders. Members of each class shall hold office until the annual meeting occurring at the end of their respective terms, or until such Director sooner dies, resigns, is removed or becomes disqualified.

(c)Beginning with the 2027 annual meeting of shareholders, each Director, other than those who may be elected by the holders of any other class or series of shares of the Corporation with a separate right to elect Directors, shall be elected for a term expiring at the next annual meeting of shareholders, and each Director shall hold office until the next annual meeting of shareholders, or until such Director sooner dies, resigns, is removed or becomes disqualified.

(d)Despite the expiration of a Director’s term, such Director shall continue to serve until his or her successor is duly elected and qualified or until the number of Directors has been reduced. Subject to the rights of the holders of any series of preferred stock then outstanding and except as otherwise required by applicable law, any and all vacancies in the Board of Directors, however occurring including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Independent Directors then in office, even though less than a quorum. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new Director may not take office until the vacancy occurs. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the Director they have been chosen to replace expires. A decrease in the number of Directors shall not shorten any incumbent Director’s term.

(e)If the number of Directors is changed prior to the 2026 annual meeting of shareholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equally as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2026 annual meeting of shareholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of shareholders.

*Appendix C Section 6.4.3 amended to reflect the declassification of the Board of Directors over a five-year period per Articles of Amendment filed May 16, 2022.

6.4.4 ELECTION OF DIRECTORS. At each meeting of shareholders at which directors are elected, the successors of the Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting, unless a greater vote then is required by the Bylaws of this Corporation. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.

6.4.5 REMOVAL OF DIRECTORS. Subject to the rights of any voting group with a separate right to elect Directors, any Director (including any Person elected by the Board of Directors to fill any vacancy in the Board of Directors) may be removed from office only for cause and only by either (i) the affirmative vote of at least two-thirds (2/3) of the Independent Directors then in office at a duly constituted meeting of the Board of Directors or (ii) an affirmative a majority of the total votes eligible to be cast by shareholders, voting together as a single class, at a duly constituted meeting of shareholders called expressly for the purpose of removing such Director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director. As used in this Section, the term “CAUSE” shall have the meaning set forth in Section 8.06(f)(2) of the Act.

6.4.6 LIMITATION OF LIABILITY OF DIRECTORS. No Director of the Corporation shall have personal liability to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a Director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of the Act, or (d) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that the Corporation shall not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal. If the General Laws of Massachusetts are hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent then permitted by the General Laws of Massachusetts as so amended.

6.5. AMENDMENT OF BYLAWS.

6.5.1 AMENDMENT BY DIRECTORS. Except as otherwise required by law, the Board of Directors may adopt, amend or repeal the Bylaws of this Corporation in whole or in part, acting by the affirmative vote of a majority of the Directors then in office at a duly constituted meeting of the Board of Directors (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of at least two-thirds (2/3) of the Independent Directors then in office at such meeting). Not later than the time of giving notice of the annual meeting of shareholders next following the adoption, amendment or repeal by the Directors of any Bylaw, notice thereof stating the substance of such action shall be given to all shareholders entitled to vote on amending the Bylaws of this Corporation.

6.5.2 AMENDMENT BY SHAREHOLDERS. The Bylaws of the Corporation may be amended at a duly constituted meeting of shareholders, called expressly for such purpose, by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group.

6.6. AMENDMENT OF ARTICLES OF ORGANIZATION. These Articles may be amended by the Board of Directors without shareholder action to the fullest extent permitted by the Act. Except as otherwise expressly required by law with respect to the right of any voting group to vote separately on an amendment to these Articles, and except as otherwise required by Section 6.1.7 of these Articles, these Articles may also be amended, at a duly constituted meeting of shareholders called expressly for such purpose, by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group, provided that such amendment has been duly approved by the Board of Directors with the affirmative vote of a majority of directors.

6.7. INTERPRETATION. When a reference is made in these Articles to a Section, such reference unless the context expressly provides otherwise shall refer to a Section of these Articles, and any such reference shall include all subsections, which are part of the related Section (e.g., a section numbered “6.5.1” would be part of “6.5” and references to “Section 6.5” would also refer to material contained in the subsection described as “Section 6.5.1”). The headings contained in these Articles are for reference purposes only and shall not affect in any way the meaning or interpretation of these Articles.

6.8 FORUM SELECTION

6.8.1. EXCLUSIVE FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any Director or Officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any Director or Officer or other employee of the Corporation arising pursuant to any provision of the MBCA or the Articles of Organization or the bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any Director or Officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Business Litigation Session of the Suffolk County Superior Court (the “BLS”) (or if the BLS does not have subject matter jurisdiction, a state court located within the Commonwealth of Massachusetts) or, if no state court located within the Commonwealth of Massachusetts has subject matter jurisdiction, the United States District Court for the District of Massachusetts.

6.8.2. CHOICE OF FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts and the BLS (or if the BLS does not have subject matter jurisdiction, a state court located within the Commonwealth of Massachusetts), to the fullest extent permitted by law, shall be the sole and exclusive forums for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or the rules and regulations thereunder.

6.8.3 EXCLUSIVE JURISDICTION IN FEDERAL COURTS. This Section 6.8 shall not apply to any claim for which the federal courts have exclusive jurisdiction, including, to the extent applicable, any claim brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or the rules and regulations thereunder.

6.8.4 CONSENT TO FORUM. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including a beneficial owner of such capital stock) shall be deemed to have notice of and consented to the provisions of this Section 6.8.

If any provision or provisions of this Section 6.8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.8 (including, without limitation, each portion of any sentence of this Section 6.8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $1,050,500.00 having been paid; said articles are deemed to be filed with me this 8th day of October, 2020 at 11:18 a.m.

Effective Date:        2020 Oct. 8 AM 11:18

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus another $100 for each additional 100,000 shares or any fraction thereof.
TO BE FILLED IN BY CORPORATION
Contact Information:

Michael K. Krebs, Esq.
Nutter, McClennen & Fish LLP
155 Seaport Boulevard, Boston, MA 02210
Telephone: (617) 439-2288
Email: mkrebs@nutter.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.
If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.